Exhibit 99.1

Twitter Q3 2016 Shareholder Letter

October 27, 2016

Dear Shareholders,

We look forward to discussing our third quarter 2016 financial results with you at 5:00 a.m. PT today. As a reminder, to have your questions considered during Q&A, Tweet to @TwitterIR using #TWTR. Thank you for your interest and we look forward to speaking with you soon.

Overview

Total revenue in the third quarter reached $616 million, up 8% year-over-year. We saw accelerating rates of growth on a year-over-year basis across daily active usage, Tweet impressions and time spent for the second consecutive quarter. The increase was largely driven by product improvements and organic growth, with marketing initiatives providing additional lift.

We also saw meaningful improvement in our advertising metrics with increased yield and lower ad load quarter-over-quarter as a result of improving auction dynamics and the acceleration in daily active usage and Tweet impressions. Product improvements are having a direct positive impact on audience growth, engagement and monetization. We believe that, with continued disciplined execution, growth in audience and engagement will drive acceleration in revenue growth over time.

•	Q3 revenue totaled $616 million, an increase of 8% year-over-year.
o	Advertising revenue totaled $545 million, an increase of 6% year-over-year. Mobile advertising revenue was 90% of total advertising revenue.
o	Data licensing and other revenue totaled $71 million, an increase of 26% year-over-year.
o	U.S. revenue totaled $374 million, an increase of 1% year-over-year.
o	International revenue totaled $242 million, an increase of 21% year-over-year.
o	Total ad engagements were up 91% year-over-year.
o	Cost per engagement (CPE) was down 44% year-over-year.
•	Q3 GAAP net loss of $103 million and non-GAAP net income of $92 million.
•	Q3 GAAP diluted EPS of ($0.15) and non-GAAP diluted EPS of $0.13.
•	Q3 adjusted EBITDA of $181 million, up 28% year-over-year, representing an adjusted EBITDA margin of 29%.
•	Average monthly active users (MAUs) were 317 million for Q3, up 3% year-over-year and compared to 313 million in the previous quarter.
o	Average U.S. MAUs were 67 million for Q3, up 1% year-over-year and compared to 66 million in the previous quarter.
o	Average international MAUs were 250 million for Q3, up 4% year-over-year and compared to 247 million in the previous quarter.
•	Mobile MAUs represented 83% of total MAUs.
•	Average daily active usage[1] (DAU) grew 7% year-over-year, an acceleration from 5% in Q2 and 3% in Q1.

[1]

Daily active users (DAUs) are Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website or mobile applications on any given day. Average DAUs for a period represent the average of the DAUs at the end of such period. In the past, Twitter has discussed DAUs and the ratio of monthly active users (MAUs) to DAUs. In those instances, for comparability and consistency with MAUs, DAUs also included users who accessed Twitter through our desktop applications and third-party properties.

We’re focused on driving value across three key areas of our service: audience, content, and revenue. We believe these will have the biggest impact on our ability to increase audience growth, engagement and monetization. Let’s go through each in more detail.

Audience

Refining our core service and improving safety are critical to growing our audience. In Q3, we saw accelerating rates of growth on a year-over-year basis for daily active usage, Tweet impressions and time spent on Twitter for the second consecutive quarter. The increase was largely driven by product improvements (including better relevance in the timeline and notifications) as well as organic growth.

While our efforts are beginning to drive growth in audience and engagement, we believe there is still significant opportunity ahead. To get a better sense of the size of this opportunity: consider that each day there are millions of people that come to Twitter to sign up for a new account or reactivate an existing account that has not been active in the last 30 days.

To capture this large opportunity, and drive daily active usage across the millions of people at the top of our funnel each day, we’re refining our core service in four key areas: onboarding, the home timeline, notifications and Tweeting. We’re rapidly iterating across these four areas and encouraged by the direct benefit we’ve seen from recent product improvements that are driving results in Q3, following the inflection in Q2.

For people who are new to Twitter, we’re making onboarding more topic-based so they can quickly find the accounts that are Tweeting news and information they care about. Earlier in the year, we ran several experiments with a new topic-based onboarding experience. The final results showed new follows and mutual follows both increased 30%, along with an increase in time spent on Twitter as more people graduated into more active states.

With the home timeline, we’ve made major strides to show people the most important Tweets first; news and commentary that they may have missed but would have wanted to see. Having great content that’s relevant when someone reactivates their account is critical to retention. With the enhanced timeline, launched in Q1, we put the best Tweets in front of people returning to our service and it’s having an impact. In Q3, the enhanced timeline drove increases in retention for both monthly active and daily active usage, as well as increases in Tweet impressions and engagement (in the form of Tweets, Retweets, replies, likes and time spent on the platform). The timeline will continue to improve over time as our machine learning systems get better.

When people aren’t on Twitter, notifications alert them to what’s happening. Notifications are intended to drive daily usage among people who currently use our service and increase retention across the millions of people who come to Twitter at the top of our funnel. We’re now increasing our use of machine learning techniques to improve the relevance of our notifications and provide additional content to people who come back to Twitter so they can continue to explore all of the unique news and commentary our service has to offer. We’re already seeing an impact: the introduction of more relevant notifications in Q3 drove increased retention for both monthly active and daily active usage.  Soon, notifications will be more than text, displaying rich media messages as well.

And finally, we will make Tweeting easier and more meaningful by providing more context and letting people not only broadcast to the world but also have deeper, open conversations about the topics they care about. Expect to see more experimentation in this area soon.

All the initiatives above are focused on enabling people to consume and express themselves freely; freedom of expression is core to who we are. Everyone on Twitter should feel safe expressing diverse opinions and beliefs and targeted behavior that harasses or threatens others to silence another person’s voice is unacceptable to us and a violation of our policies.

For the past few months our team has been working hard to build the most important safety features and updating our safety policies to give people more control over their Twitter experience. Next month, we will be sharing meaningful updates to our safety policy, our product, and enforcement strategy.

Content

Live-streaming video instantly shows the value and power of Twitter. Our two main initiatives in this area, our premium live-streaming video experience and Periscope, are showing great promise.

We’ve signed more than a dozen live streaming video partnerships since June, many of which have already started streaming content on a daily or weekly basis. The feedback has been overwhelmingly positive. In fact, if you look at our first five NFL Thursday Night Football games, we’ve consistently seen the total audience grow on a week-over-week basis, with the most recent three #TNF games reaching more than 3 million viewers, up more than 28% from Twitter's inaugural game with 2.35M viewers.

One of the many encouraging results we’ve seen with the launch of NFL Thursday Night Football on Twitter is that the average time spent watching #TNF among our lightest users exceeds the average time spent among medium and heavy users, suggesting that this new experience is presenting people who are less familiar with Twitter with a compelling new reason to use our service. Twitter’s live streams of Bloomberg Politics’ presidential debates were also very successful. The second and third debates averaged a reach of 3.3 million unique viewers, an increase of more than 30% over the first presidential debate. In total, the debates generated an average of almost 3 billion Tweet impressions, with the second debate generating a record of 16 million debate-related Tweets sent, making it the most Tweeted debate ever. We also achieved record DAU levels in the U.S. during all three debates.

Our live-streaming video experience is unique in that it pairs a live-streaming video together with the vibrant live conversation happening on Twitter. People come for the high quality video content, but then also get to see the best of Twitter in our curated Tweet stream with the best commentary about the event. We’ve started to test a more personalized timeline experience in the live streaming product based on people's interest graphs and a selection of Tweets from key influencers.

Together, our logged out and syndicated audiences represent more than 1 billion people. We’re beginning to capitalize on this very large opportunity by delivering compelling new content via our live-streaming video experience.  All three of our audience segments (logged in, logged out, and syndicated) receive the same great product experience with high quality live-streaming video, our curated event specific timeline, and of course video advertisements. We’ve integrated our video player with several significant partners including Yahoo, AOL, SB Nation, and Sports Illustrated on the web and Apple TV, Amazon Fire, and Microsoft XBox on connected TVs. We expect to add more syndication partners in the coming months. Importantly, both our logged out and syndicated audiences are shown the same ads as our logged in audience and we also provide many of the same measurement features to advertisers across all three audience segments. Up to 15% of the audience on Twitter during #TNF viewed that content on a logged out basis in Q3.

Periscope, as a product, is also making great strides and has become an indispensable tool for sharing live, immersive perspectives around the world. We now support a new format of content with the launch of Periscope Producer which allows partners to easily broadcast and Tweet professional grade live video using any camera source. Multiple partners, including ABC, Disney Studios, Estadao, Fusion, News & Documentary Emmys, and Sky News were early partners who broadcasted their professionally produced content, adding to the already diverse selection of live video on the platform.

Revenue

We believe that accelerating growth in audience and engagement will help re-accelerate growth in our ads business over time. In addition, we need to win our share of social marketing budgets and continue to deliver advertising solutions that extend beyond social marketing -- into performance and premium mobile video budgets. To do this, we’re focused on three main initiatives: building a rich canvas for marketers; driving increased ROI with improved measurement, bidding, and relevance; and increasing scale by leveraging Twitter’s unique total audience. We believe these areas of focus will enable us to deliver value to advertisers of all sizes and capture incremental budgets for both video and direct response ads over time. Here’s an update on our key priorities and how we’re executing against them.

Let’s start with video. For our second consecutive quarter, video has been our top revenue generating ad format. Twitter has a very straight-forward value proposition: premium live content and conversation with a large audience that can be targeted with precision. As a result, we’re seeing very strong advertiser demand across both video and our live streaming ad formats. This is just the start of what we believe will be a long-term shift away from desktop video to premium mobile video.

Our early conversations with advertisers and agencies indicate that they’re prepared to start shifting more of their online video budgets (OLV) to Twitter. In Q3, marketer demand for Bloomberg’s Presidential debate package was so strong that available inventory for all four debates sold out in record time. We're also seeing active OLV spending from one of the world's largest agency holding companies. Their spending spans several categories ranging from Tech and Telco to Retail and CPG. We're currently in discussions with each of the other major agency holding companies and the demand for premium mobile video on Twitter is strong. In addition, with the recent expansion of the Twitter Amplify publisher program, which now supports pre-roll video, we anticipate a greater portion of OLV budgets will begin moving to Twitter over the coming quarters.

Ad performance across our live-streaming ad packages has also been strong. In addition to the audience reach mentioned above for the NFL #TNF live stream, Twitter’s live stream of the presidential debates over delivered on advertiser expectations with mid-roll ads in the pre- and post-debate shows delivering impressions significantly above expectations. That said, as we’ve indicated in the past, it will take time for marketers to fully appreciate the impact of video ads on mobile vs. the alternatives.

Accelerating growth in audience and engagement can also help drive higher ROI for performance-based advertisers on Twitter over time. We’re continuing to make good progress with our direct response features, which are designed to capture incremental “always-on” performance budgets by delivering clear and measurable ROI. As we enter the Q4 holiday shopping season, these features continue to become more sophisticated and effective for performance-based marketers.

In Q3 we introduced the Website Conversions objective to performance-based marketers in the US. This solution is especially effective for advertisers who want to retarget website visitors to drive more conversions. In our early test, advertisers using this objective to retarget their website visitors on mobile and desktop receive, on average, 2.5X the volume of conversions versus similar campaigns using the Website Visits objective.

Our integration with Google’s DoubleClick Campaign Manager (DCM) is also starting to take shape. The annual run rate for advertiser campaigns being measured through DCM is currently almost $75 million.  We moved into a public beta for all brand engagement objectives during the first few weeks of Q4. We also plan to continue a private beta for direct response and performance based marketers, using desktop data as a proxy, for mobile conversions in Q4.  This is an important step as we look to better understand the impact of Twitter ads across both desktop and mobile. We’ve also already started the alpha of Google’s DoubleClick Bid Manager (DBM) buying integration with the Twitter Ads API in the first few weeks of Q4.

Restructuring and Reduction in Force

This morning we announced a restructuring and reduction in force affecting approximately 9% of Twitter’s positions globally. The restructuring, which focuses primarily on reorganizing our sales, partnerships and marketing efforts, is intended to create greater efficiency as we move toward our goal of driving toward GAAP profitability in 2017.

The restructuring allows us to continue to fully fund our highest priorities, while eliminating investment in non-core areas and driving greater efficiency.  Over time, we will look to invest in additional areas, as justified by expected returns and business results. We remain committed to our previously stated long-term goal of 40-45% adjusted EBITDA margins net of traffic acquisition costs (TAC).

We estimate that we will incur approximately $10 million to $20 million of cash expenditures as a result of the workforce restructuring, substantially all of which are severance costs, and $5 million to $10 million of non-cash expenditures, consisting primarily of stock-based compensation expense. We expect to recognize most of the pre-tax workforce restructuring charges in Q4.

Q3’16 Financial and Operational Detail

Revenue

Total revenue reached $616 million for the third quarter, up 8% year-over-year and above our previously forecasted range of $590 to $610 million.

Total advertising revenue of $545 million grew 6% year-over-year. Ad revenue from Twitter owned and operated (O&O) properties was $487 million, up 9% year-over-year. Non-O&O advertising revenue reached $58 million in the quarter, representing 11% of total advertising revenue and a year-over-year decrease of 12%. Revenue in our acquired off-network businesses was impacted by customer transition to in-house platforms and other solutions during the platform migration process. We expect non-O&O revenue to return to year-over-year growth over the course of 2017 as we continue to build out our capabilities to drive cost effective performance at scale.

By channel, brand advertisers remain our largest contributor to revenue, with large international advertisers our fastest growing market on a year-over-year basis. By product, Promoted Tweets with video were again our single largest revenue generating ad format. As expected, revenue continues to decline from traditional Promoted Tweets while newer brand features continue to gain adoption.

Data licensing and other revenue was $71 million, up 26% year-over-year, driven by strength in our mobile ad exchange business.

Advertising Metrics

Total ad engagements grew 91% year-over-year, driven by higher ad load year-over-year and more auto-play video impressions. Average CPE fell 44% year-over-year, primarily due to a higher mix of video engagements.

We continue to work on optimizing the efficiency of our ad platform. This quarter, we were pleased to realize a higher overall revenue yield quarter-over-quarter. We achieved this at meaningfully reduced ad loads compared to the previous quarter, including on US home timelines.

Costs

On a GAAP basis, total expenses including stock-based compensation (SBC) in Q3 grew 3% year-over-year to $694 million, resulting in a narrower GAAP quarterly operating loss of $78 million, compared to an operating loss of $105 million last year.

On a non-GAAP basis, total expenses in Q3 grew 5% year-over-year to $519 million. The increase was driven by higher infrastructure costs and increased sales and marketing expenses, offset by reduced spend in R&D. Traffic acquisition costs were 56% of non-O&O advertising revenue in the quarter, compared to 63% in Q3 2015 and 52% in Q2 2016.

SBC expenses were $159 million in the quarter, down more than $9 million from the previous quarter and below our $165 to $175 million forecasted range. Our goal remains to drive down SBC as a percent of revenue over time to the level of our benchmark peers. We ended the quarter with 3,910 employees.

Net Income (Loss) and Adjusted EBITDA

GAAP net loss in the quarter was $103 million, resulting in GAAP diluted EPS of ($0.15). Non-GAAP net income was $92 million and non-GAAP diluted EPS was $0.13.

Adjusted EBITDA was $181 million, up 28% year-over-year and more than $30 million higher than the high end of our $135 to $150 million forecasted range. Adjusted EBITDA margin on GAAP revenue was 29% compared to 25% in Q3 2015 and 29% in Q2 2016.

Balance Sheet

We ended the quarter with $3.7 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the period was $189 million. Adjusted free cash flow* was approximately $80 million in the quarter, compared to ($19) million last year.

Audience

We saw stable growth for monthly active usage for the third quarter in a row and an accelerating rate of growth on a year-over-year basis for daily active usage for the second consecutive quarter. Total MAUs grew to 317 million from 313 million in Q2. Organic growth and product improvements drove most of the increase, with marketing initiatives providing additional lift. Average daily active usage grew 7% year-over-year, an acceleration from 5% in Q2 and 3% in Q1.

We also saw positive trends for user engagement, across almost all measures, with time spent on platform and Tweet impressions accelerating on a year-over-year basis for the second consecutive quarter, while searches and direct messages continued to post strong double-digit growth rates year-over-year.

Outlook

As noted below, we are not providing specific revenue guidance for the fourth quarter and full year 2016, but we have provided both adjusted EBITDA and adjusted EBITDA margin guidance. As we’ve disclosed, we are restructuring our organization in order to drive greater efficiency and effectiveness as we continue to scale our business. As part of the restructuring, we will move from three sales channels to two. The transition of accounts will take place over the course of the fourth quarter and, as a result, could have an impact on our revenue performance. As such, there is a wider range of potential revenue outcomes. As stated earlier, we are very pleased to see improvements in some key advertising metrics in the third quarter including increased yield and lower ad load driven by improving auction dynamics and the acceleration in daily active usage and Tweet impressions. We believe that, with continued disciplined execution, this could lead to an acceleration in revenue growth over time.

For full year 2016, we expect:

•	Adjusted EBITDA to be in the range of $700 to $715 million;
•	Adjusted EBITDA margin on GAAP revenue to be 27.5% to 28%;
•	Capital expenditures to be no more than $360 million.

Additionally, for Q4, we expect:

•	Stock-based compensation expense to be in the range of $150 to $160 million;
•	GAAP share count to be in the range of 715 to 720 million shares;
•	Non-GAAP share count to be in the range of 725 to 735 million shares.

Note that our outlook for Q4 and the full year reflects foreign exchange rates as of October 14, 2016 and also fully reflects the effect of the restructuring and reduction in force.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.  Guidance for Adjusted EBITDA and Adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, and restructuring charges.  We have not reconciled Adjusted EBITDA guidance to GAAP net loss because we do not provide guidance on GAAP net loss or the reconciling items between Adjusted EBITDA and GAAP net loss, other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, these items.  The actual amount of net loss and such reconciling items will have a significant impact on our Adjusted EBITDA and Adjusted EBITDA margin.  Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, October 27, 2016, at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @twitter and @TwitterIR as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter, Inc. (NYSE: TWTR) is what’s happening in the world right now. From breaking news and entertainment to sports and politics, from big events to everyday interests. If it’s happening anywhere, it’s happening first on Twitter. Twitter is where the full story unfolds with all the live commentary and where live events come to life unlike anywhere else. Twitter is available in more than 40 languages around the world. The service can be accessed at Twitter.com, on a variety of mobile devices and via SMS. For more information, visit about.twitter.com or follow @twitter.

Forward Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its GAAP and non-GAAP guidance, Twitter's strategies, product and business plans, the development of, investment in and demand for its products, product features and services, including video, the behavior of Twitter’s users and advertisers, Twitter’s expectations regarding the growth of its revenue, profitability, audience, engagement and monetization, advertiser base and spending and ad engagements, and estimates relating to Twitter’s restructuring and reduction in force. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, non-GAAP diluted EPS and adjusted free cash flow. Twitter defines adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses, net, provision (benefit) for income taxes, and restructuring charges; Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, the income tax effects related to acquisitions, and restructuring charges; and Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, and restructuring charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses that we exclude in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, free cash does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Kristin Binns kbinns@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,011,957	$911,471
Short-term investments	2,652,226	2,583,877
Accounts receivable, net	590,108	638,694
Prepaid expenses and other current assets	224,122	247,750
Total current assets	4,478,413	4,381,792
Property and equipment, net	803,305	735,299
Intangible assets	111,983	141,015
Goodwill	1,184,401	1,122,728
Other assets	164,844	61,605
Total assets	$6,742,946	$6,442,439
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$104,296	$134,081
Accrued and other current liabilities	284,140	283,792
Capital leases, short-term	82,162	88,166
Total current liabilities	470,598	506,039
Convertible notes	1,517,673	1,455,095
Capital leases, long-term	54,389	59,695
Deferred and other long-term tax liabilities, net	8,191	2,978
Other long-term liabilities	62,763	50,585
Total liabilities	2,113,614	2,074,392
Stockholders’ equity:
Common stock	4	3
Additional paid-in capital	7,058,933	6,507,087
Accumulated other comprehensive loss	(46,309)	(45,566)
Accumulated deficit	(2,383,296)	(2,093,477)
Total stockholders’ equity	4,629,332	4,368,047
Total liabilities and stockholders’ equity	$6,742,946	$6,442,439

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue	$615,934	$569,237	$1,812,413	$1,507,559
Costs and expenses
Cost of revenue	225,159	200,195	626,530	511,293
Research and development	177,049	207,937	511,354	596,590
Sales and marketing	224,436	208,797	697,226	594,302
General and administrative	67,379	57,545	200,884	188,231
Total costs and expenses	694,023	674,474	2,035,994	1,890,416
Loss from operations	(78,089)	(105,237)	(223,581)	(382,857)
Interest expense	(24,860)	(25,239)	(74,687)	(73,995)
Other income (expense), net	6,640	1,948	19,680	10,378
Loss before income taxes	(96,309)	(128,528)	(278,588)	(446,474)
Provision (benefit) for income taxes	6,562	3,162	11,231	(15,679)
Net loss	$(102,871)	$(131,690)	$(289,819)	$(430,795)
Net loss per share:
Basic and diluted	$(0.15)	$(0.20)	$(0.42)	$(0.66)
Weighted-average shares used to compute net loss per share:
Basic and diluted	704,359	670,604	698,104	655,721

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cash flows from operating activities
Net loss	$(102,871)	$(131,690)	$(289,819)	$(430,795)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	100,878	81,464	282,782	225,377
Stock-based compensation expense	158,527	165,921	477,138	523,869
Amortization of discount on convertible notes	18,650	17,495	55,590	51,139
Changes in bad debt provision	(320)	(2,985)	2,253	360
Deferred income tax	13	86	58	(24,220)
Other adjustments	4,106	10,524	9,374	5,327
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(35,022)	(61,542)	51,191	(105,486)
Prepaid expenses and other assets	19,316	(4,823)	2,331	(12,684)
Accounts payable	10,794	1,926	(26,291)	(9,511)
Accrued and other liabilities	15,121	25,292	1,905	60,452
Net cash provided by operating activities	189,192	101,668	566,512	283,828
Cash flows from investing activities
Purchases of property and equipment	(72,317)	(106,476)	(170,552)	(266,816)
Purchases of marketable securities	(946,781)	(850,507)	(2,277,727)	(3,086,004)
Proceeds from maturities of marketable securities	801,008	883,118	2,033,257	2,225,255
Proceeds from sales of marketable securities	131,601	24,556	174,017	359,817
Changes in restricted cash	(6,016)	957	(6,606)	(2,840)
Purchases of investments in privately-held companies	(3,500)	(5,000)	(81,502)	(10,500)
Business combinations, net of cash acquired	—	(25,344)	(80,142)	(51,644)
Other investing activities	(1,100)	(430)	(1,181)	(1,930)
Net cash used in investing activities	(97,105)	(79,126)	(410,436)	(834,662)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(4,104)	(2,398)	(11,098)	(8,878)
Repayments of capital lease obligations	(25,157)	(28,431)	(73,897)	(91,365)
Proceeds from exercise of stock options	862	1,488	7,070	8,450
Proceeds from issuances of common stock under employee stock purchase plan	—	—	15,821	21,600
Other financing activities	548	1,983	570	1,983
Net cash used in financing activities	(27,851)	(27,358)	(61,534)	(68,210)
Net increase (decrease) in cash and cash equivalents	64,236	(4,816)	94,542	(619,044)
Foreign exchange effect on cash and cash equivalents	11	(2,059)	5,944	(15,248)
Cash and cash equivalents at beginning of period	947,710	883,307	911,471	1,510,724
Cash and cash equivalents at end of period	$1,011,957	$876,432	$1,011,957	$876,432
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$644	$516,538
Equipment purchases under capital leases	$37,100	$13,692	$63,022	$24,236
Changes in accrued property and equipment purchases	$(3,159)	$(13,467)	$7,779	$(4,380)

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Non-GAAP net income and net income per share:
Net loss	$(102,871)	$(131,690)	$(289,819)	$(430,795)
Stock-based compensation expense	158,527	165,921	477,138	523,869
Amortization of acquired intangible assets	16,572	14,481	42,118	39,241
Non-cash interest expense related to convertible notes	18,650	17,495	55,590	51,139
Non-cash expense related to acquisitions	—	—	-	926
Income tax effects related to acquisitions	863	777	2,318	(22,370)
Restructuring charges	—	—	47	—
Non-GAAP net income	$91,741	$66,984	$287,392	$162,010
GAAP diluted shares	704,359	670,604	698,104	655,721
Dilutive equity awards (1)	16,492	29,474	12,559	38,916
Non-GAAP diluted shares	720,851	700,078	710,663	694,637
Non-GAAP diluted net income per share	$0.13	$0.10	$0.40	$0.23
Adjusted EBITDA:
Net loss	$(102,871)	$(131,690)	$(289,819)	$(430,795)
Stock-based compensation expense	158,527	165,921	477,138	523,869
Depreciation and amortization expense	100,878	81,464	282,782	225,377
Interest and other expense, net	18,220	23,291	55,007	63,617
Provision (benefit) for income taxes	6,562	3,162	11,231	(15,679)
Restructuring charges	—	—	47	—
Adjusted EBITDA	$181,316	$142,148	$536,386	$366,389
Stock-based compensation expense by function:
Cost of revenue	$7,165	$8,973	$22,991	$32,345
Research and development	87,163	100,673	253,658	306,830
Sales and marketing	41,227	37,889	133,184	120,154
General and administrative	22,972	18,386	67,305	64,540
Total stock-based compensation expense	$158,527	$165,921	$477,138	$523,869
Amortization of acquired intangible assets by function:
Cost of revenue	$12,426	$9,558	$28,153	$28,104
Research and development	65	64	193	192
Sales and marketing	4,081	4,859	13,292	10,945
General and administrative	—	—	480	—
Total amortization of acquired intangible assets	$16,572	$14,481	$42,118	$39,241
Restructuring charges by function:
Cost of revenue	$—	$—	$1	$—
Research and development	—	—	10	—
Sales and marketing	—	—	32	—
General and administrative	—	—	4	—
Total restructuring charges	$—	$—	$47	$—
Non-GAAP costs and expenses:
Total costs and expenses	$694,023	$674,474	$2,035,994	$1,890,416
Less: stock-based compensation expense	(158,527)	(165,921)	(477,138)	(523,869)
Less: amortization of acquired intangible assets	(16,572)	(14,481)	(42,118)	(39,241)
Less: restructuring charges	—	—	(47)	—
Non-GAAP total costs and expenses	$518,924	$494,072	$1,516,691	$1,327,306
Adjusted free cash flow:
Net cash provided by operating activities	$189,192	$101,668	$566,512	$283,828
Less: purchases of property and equipment	(72,317)	(106,476)	(170,552)	(266,816)
Less: equipment purchases under capital leases	(37,100)	(13,692)	(63,022)	(24,236)
Adjusted free cash flow	$79,775	$(18,500)	$332,938	$(7,224)

(1) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP,

      unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.